Exhibit 99.1

NEWS RELEASE
COMPUWARE CORPORATION

Corporate Headquarters
One Campus Martius • Detroit, Michigan 48226
(313) 227-7300

For Immediate Release

March 17, 2011

Fritz Henderson Joins Compuware Board of Directors

Former President and CEO of General Motors to Augment Compuware’s Global Growth Strategy, Shareholder-value Focus

DETROIT--March 17, 2011--Compuware Corporation (NASDAQ: CPWR), the technology performance company, today announced that Frederick A. “Fritz” Henderson – Chairman of Suncoke Energy and Senior Vice President of Sunoco, Inc. – has joined its Board of Directors.

“Bringing Fritz to Compuware’s Board of Directors extends our already significant experience in driving global growth and our laser focus on increasing shareholder value,” said Compuware Chairman and Chief Executive Officer Peter Karmanos, Jr. “As we expand the global footprint of our market-leading Application Performance Management solutions – Vantage and Gomez – and drive towards breakout growth for our secure collaboration solution – Covisint – Fritz’ perspective and experience in similar efforts will only strengthen our strategies.”

Mr. Henderson is Chairman of Suncoke Energy and Senior Vice President of Sunoco, Inc. Prior to this role, he was President and CEO of General Motors. Mr. Henderson held a number of other senior management positions during his two-and-a-half decades at GM, including Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific and President of GM Latin America, Africa and Middle East.

“I’m excited to join Compuware at this pivotal time in its long and successful history,” said Henderson. “With the company’s leadership in growth markets, competitive advantages in mature markets and emerging opportunities in new markets, Compuware is poised to build on its history as one of the world’s most important technology companies.”

Mr. Henderson graduated from the University of Michigan in 1980 and completed studies at Harvard Business School in 1984. Before attending graduate school, he was a certified public accountant for PriceWaterhouse in Detroit. Mr. Henderson will serve as the Chairman of the Compuware Audit Committee, a position which will tap his significant financial expertise.

Compuware Corporation

Compuware Corporation, the technology performance company, provides software, experts and best practices to ensure technology works well and delivers value. Compuware solutions make the world’s most important technologies perform at their best for leading organizations worldwide, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites. Learn more at: http://www.compuware.com.

###

Press Contact

Lisa Elkin, Vice President, Investor Relations, Marketing and Communications, lisa.elkin@compuware.com, 313-227-7345

For Sales and Marketing Information

Compuware Corporation, One Campus Martius, Detroit, MI 48226, 800-521-9353, http://www.compuware.com